EXHIBIT 10.1

        PIK NOTE

$3,748,035.08	New York, New York
May 20, 2002

        FOR VALUE RECEIVED, SUPERIOR TELECOMMUNICATIONS INC. (the "Borrower"), a Delaware corporation, hereby promises to pay to THE ALPINE GROUP, INC., a Delaware corporation or its registered assigns (the "Holder"), in lawful money of the United States of America in immediately available funds, at the office of the Holder located at One Meadowlands Plaza, East Rutherford, New Jersey 07073, or to an account as otherwise directed by the Holder, on the Maturity Date the principal sum of Three Million Seven Hundred Forty-Eight Thousand Thirty-Five Dollars and Eight Cents ($3,748,035.08), due to the Holder from the Borrower pursuant to that certain Reimbursement Agreement dated as of November 30, 2001 (the "Reimbursement Agreement") made by and among the Borrower, the Holder and Superior TeleCom Inc., a Delaware corporation. Capitalized terms not defined herein have the meaning given to them in the Reimbursement Agreement.

        The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and otherwise on the terms set forth in Section 2.1 of the Reimbursement Agreement.

        This PIK Note (this "Note") evidences obligations of the Borrower under, and has been issued by the Borrower in accordance with, the terms of the Reimbursement Agreement. The Holder and any subsequent holder hereof is entitled to the benefits of the Reimbursement Agreement and of the other Borrower Documents.

        This Note shall become due and payable (unless otherwise accelerated in accordance with the terms hereof or of the Reimbursement Agreement), including accrued and unpaid interest, on May 20, 2009; provided, however, in no event shall this Note be payable until at least 366 days after the payment in full of the Senior Subordinated Indebtedness (as the same may be amended or extended from time to time).

        This Note is subject to subordination and voluntary redemption, as provided in the Reimbursement Agreement.

        The Borrower irrevocably authorizes the Holder to make or cause to be made, at or about the time of making any advance or the receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such advance or the receipt of such payment. The outstanding amount set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Holder shall be prima facie evidence of the principal amount thereof owing and unpaid to the Holder, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Reimbursement Agreement to make payments of principal of and interest on this Note when due.

        In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Reimbursement Agreement.

        The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

        THIS NOTE SHALL BE GOVERNED AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SUPERIOR TELECOMMUNICATIONS INC.
By:

Name:		Title:

Date	Principal Amount of Note	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:
May 20, 2002	$3,748,035.08